UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): February 12, 2008
BIOGEN IDEC INC.
(Exact name of registrant as specified in its charter)
DELAWARE
(State or other jurisdiction of incorporation)

0-19311	33-0112644

(Commission File Number)	(IRS Employer Identification No.)

14 Cambridge Center, Cambridge, Massachusetts	02142

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (617) 679-2000.
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.
     On February 12, 2008, the Compensation and Management Development Committee of the Board of Directors of Biogen Idec Inc. approved a retention bonus program that includes all of the executive officers of the Company, other than Mr. Mullen. Under the program, which is separate from the annual cash incentive plan, each executive officer has a target bonus opportunity equal to 100% of annual base salary. Payment of the bonus would be based on achievement of the Company’s annual cash incentive plan target goals for 2008 revenue and earnings per share, with each goal weighted 50%. Depending on the Company’s performance against those goals, payments can range from 0% to 150% of the target bonus opportunity.
     The retention bonuses would be paid in March 2009 and the executive would have to be continuously employed by Biogen Idec through the payment date in order to receive the payment, unless before March 2009 Biogen Idec undergoes a corporate change in control or a corporate transaction and the executive undergoes an involuntary employment action, in which case the executive would be entitled to receive upon termination the target bonus if termination occurs on or prior to December 31, 2008 or the earned bonus if termination occurs after December 31, 2008. The terms corporate change in control, corporate transaction and involuntary employment action are defined in the 2005 Biogen Idec Inc. Omnibus Equity Plan.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOGEN IDEC INC.
/s/ Robert A. Licht
Robert A. Licht
Vice President and Assistant Secretary

Date: February 15, 2008